Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 14, 2023, (September 22, 2023, as to the change in segment reporting disclosed in Notes 1, 2, 4, 11, 19, 20, and 21) relating to the financial statements of Steelcase Inc. and subsidiaries (“the Company”) appearing in the Current Report on Form 8-K of the Company filed on September 22, 2023, and our report dated April 14, 2023, relating to the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended February 24, 2023.
/s/ Deloitte & Touche LLP
Grand Rapids, Michigan
September 22, 2023